Exhibit 16.1

April 25, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Cartesian, Inc.’s Form 8-K dated April 25, 2016, and have the following comments:

1.	We agree with the statements made in the first sentence of paragraph 2, and paragraphs 3, 4, and 5.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 1, the second sentence of paragraph 2, and paragraph 6.

Yours truly,

/s/ Deloitte & Touche LLP